FOR IMMEDIATE RELEASE:
----------------------
Date:        October 26, 2005
Contact:     David Nolan
             Treasurer and Chief Financial Officer
             (315) 336-7300


Rome Bancorp Reports an 88% Increase in Third Quarter Earnings and Declaration of Quarterly Dividend

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three month and nine month periods ended September 30, 2005.

For the three month period ended September 30, 2005, the Company recorded net income of $1.0 million or $0.11 per diluted share as compared to $539,000, or $0.06 per diluted share for the same period in 2004. The 88% increase in quarterly earnings was primarily attributable to a $622,000 increase in net interest income before provision for loan losses and a reduction of $200,000 in the loan loss provision. Partially offsetting the foregoing increases was a $344,000 increase in income tax expense to $637,000 for the current quarter, up from $293,000 in the third quarter of 2004.

The increase in the current quarter's net interest income is primarily related to an 18% increase in average earning assets from $248 million in the third quarter of 2004 to $294 million in the current quarter. This asset growth is attributable to the proceeds received from the Company's March 2005 stock offering. Current quarter interest income on loans grew by $423,000 or 12.5% over the comparable quarter of 2004 due to increases in both yields and average balances. The Bank's 2005 third quarter net interest margin increased to 4.74% from 4.65% in the same quarter last year. The Bank's loan portfolio has increased by $19 million, or 8.2% during the current fiscal year.

The Company recorded no provision for loan losses in the third quarter of 2005, as compared to $200,000 in the same period of 2004. During the current year to date, the Company has realized net recoveries of $261,000, principally due to a large second quarter recovery on a commercial loan that had been charged off in fiscal 2000. Because of this recovery and the continued stable asset quality of the overall loan portfolio, no further provision was deemed necessary. The allowance for loan losses as a percentage of total loans was 0.89% at September 30, 2005 in comparison to 0.86% at December 31, 2004. The allowance for loan losses as a percent of non-performing loans was 161.7% at September 30, 2005, as compared to 241.3% at the previous





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year end. Seventy five percent of the increase in non-performing loans over
December 2004 levels is attributable to three specific borrowers.

Both non-interest income and non-interest expense for the quarter ended September 30, 2005 were consistent with the levels recorded in the third quarter of 2004. The increase in income tax expense in the current year third quarter is attributable to the increase in pre-tax earnings.

Net income for the Company for the nine month period ended September 30, 2005 was $2.6 million, or $0.27 per diluted share, compared to $1.7 million, or $0.17 per diluted share for the first nine months of 2004. Similar to the third quarter comparison, the increase in year to date earnings was primarily driven by increases in net interest income before the provision for loan losses of $1.4 million and a reduction in the provision for loan losses in the amount of $325,000. Net interest margin for the nine months ended September 30, 2005 was 4.73%, up from 4.67% for the same period of 2004. Service charges and other non-interest income increased to $1.5 million for the nine months ended September 30, 2005 from $1.2 million for the same period of 2004. This increase is related to both increases on fee revenue from deposit accounts, as well as a reimbursement of collection expenses associated with the above referenced loan charge-off in the amount of $167,000. Gains on securities sales for the nine months ended September 30, 2005 were $46,000, down from $125,000 in the prior year, due to a lower level of sales activity.

Partially offsetting year to date increases in net interest income and non-interest income were increases in non-interest expense and income tax expense, in the amounts of $323,000 and $647,000, respectively. The increase in non-interest expense was principally attributable to higher wages, equipment maintenance costs and professional services associated with Sarbanes-Oxley section 404 compliance activities, while the increase in tax expense is directly attributable to increased pre-tax income.

Total assets were $310.5 million at September 30, 2005 in comparison to $268.2 million at December 31, 2004, principally due to the receipt of the proceeds of the Company's stock offering completed at the end of the first quarter. The balance of investments and interest bearing funds grew by $23.6 million during the first nine months of 2005 to $49.6 million. The loan portfolio increased by 8.2% primarily due to increases in residential mortgage and commercial lending.

Charles M. Sprock, Chairman, CEO and President of Rome Bancorp, Inc., stated "We are pleased to report continued growth in net income resulting from maintaining improved net interest margins and increasing non-interest revenues. Our growth will continue to come from addressing our customers' evolving needs with new or enhanced products and a continued high level of customer service."





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


The Company also announced that its Board of Directors has declared a quarterly cash dividend on its common stock of 6.62 cents ($0.0662) per share for stockholders of record at the close of business on November 11, 2005. The dividend is payable on November 25, 2005.


Forward-Looking Statements

Statements included in this discussion and in future filings by Rome Bancorp, Inc. with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit;
(5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged;
(6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.




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



                               Rome Bancorp, Inc.
                             Selected Financial Data
                                   (Unaudited)
                  (Dollars in thousands, except per share data)



                                                                As of
                                                     September 30,     December  31,
                                                         2005             2004
Selected Financial Condition Data:
Total assets                                            $310,451        $268,152
Loans, net                                               250,184         231,272
Securities                                                15,037          19,116
Cash and cash equivalents                                 34,580           6,929
Total deposits                                           203,360         208,787
Borrowings                                                 9,620          18,843
Total shareholders' equity                                93,116          36,258
Allowance for loan losses                                  2,238           2,000
Non-performing loans                                       1,384             829
Non-performing assets                                      1,384             829


                                                              For the three months          For the nine months
                                                                     ended                         ended
                                                                  September 30,                  September 30,
                                                                2005          2004           2005            2004

Selected Operating Data:
Interest income                                                 $4,239        $3,603        $12,117          $10,726
Interest expense                                                   764           750          2,261            2,287
Net interest income                                              3,475         2,853          9,856            8,439
Provision for loan losses                                            0           200              0              325
Net interest income after provision for loan losses              3,475         2,653          9,856            8,114
Non-interest income:
Service charges and other income                                   454           425          1,460            1,196
Net gain (loss) on securities                                        0            28             46              125
Total non-interest income                                          454           453          1,506            1,321
Non-interest expense                                             2,280         2,274          7,169            6,846
Income before income taxes                                       1,649           832          4,193            2,589
Income tax expense                                                 637           293          1,572              925
Net income                                                      $1,012          $539         $2,621           $1,664





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



                               Rome Bancorp, Inc.
                             Selected Financial Data
                                   (Unaudited)
                  (Dollars in thousands, except per share data)


                                                            For the three months ended     For the nine months ended
                                                                   September 30,                  September 30,
                                                                 2005          2004           2005             2004
Selected Financial Ratios and Other Data:
Performance Ratios:
Basic earnings per share                                         $0.11         $0.06          $0.28            $0.18
Diluted earnings per share                                       $0.11         $0.06          $0.27            $0.17
Return on average assets                                         1.29%         0.81%          1.17%            0.84%
Return on average equity                                         4.32%         6.01%          4.71%            6.13%
Net interest rate spread                                 1       4.14%         4.34%          4.23%            4.34%
Net interest margin                                      1       4.74%         4.65%          4.73%            4.67%
Non-interest expense to average assets                           2.90%         3.42%          3.20%            3.47%
Efficiency ratio                                         1      57.50%        68.38%         62.71%           69.96%
Average interest-earning assets to average
interest-bearing liabilities                                   159.24%       125.43%        146.14%          125.66%


                                                                                                      As of
                                                                                          September 30,     December 31,
                                                                                              2005             2004
Equity Ratios:
Equity to assets                                                                             29.99%           13.52%
Book value per share                                                                          $9.64            $8.57

Asset Quality Ratios:
Nonperforming loans as percent of loans                                                       0.55%            0.36%
Nonperforming assets as percent of total assets                                               0.45%            0.31%
Allowance for loan losses as a percent of loans                                               0.89%            0.86%
Allowance for loan losses as a percent of non-
performing loans                                                                             161.7%           241.3%




Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.






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